Exhibit 99.2

Park & Kingston Apartments | Charlotte, NC

Ashton Reserve | Charlotte, NC

BRG BLUEROCK RESIDENTIAL GROWTH REIT™

Q3 2015 EARNINGS SUPPLEMENT

Listed on the NYSE MKT: BRG

Century Palms | Orlando, FL

EOS

EOS | Orlando, FL

Bluerock Residential Growth REIT, Inc.
Third Quarter 2015
Supplement Financial Information
(Unaudited)

Table of Contents

Third Quarter Earnings Release	3

Financial and Operating Highlights	13

Share and Dividend Information	14

EBITDA and Interest Information	15

Financial Statistics	16

Recent Acquisitions and Pending Investments and Dispositions	17

Investments in Unconsolidated Real Estate Joint Ventures	18

Portfolio Information	19

Development Properties	20

Condensed Consolidated Balance Sheets	21

Consolidated Statements of Operations	22

Reconciliation of Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)	23

Debt Summary Information	24

Fourth Quarter 2015 Outlook	26

Definitions of Non-GAAP Financial Measures	27

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including statements relating to the Company’s operating environment, operating trends, and outlook. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 4, 2015, and subsequent filings by the Company with the SEC, including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Bluerock Residential Growth REIT, Inc.
Third Quarter Earnings

Bluerock Residential Growth REIT Announces Third Quarter 2015

AFFO per share of $0.22 exceeding Guidance of $0.14 - $0.16

Pro Forma AFFO per share of $0.32 exceeding Guidance of $0.26 - $0.28

New York, NY (November 12, 2015) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company”) announced today its financial results for the quarter ended September 30, 2015.

Highlights

•	Adjusted funds from operations (“AFFO”) grew 238% to $4.4 million for the quarter from $1.3 million for the prior year quarter.

•	AFFO per share is $0.22 for the third quarter of 2015 as compared to $0.22 for the third quarter of 2014, and exceeded guidance of $0.14 - $0.16.

•	Total revenues grew 21% to $11.6 million for the quarter from $9.6 million for the prior year quarter as a result of significant investment activity in the past year.

•	Property Net Operating Income (NOI) grew 25% to $6.9 million for the quarter, from $5.5 million in the prior year quarter.

•	Property NOI margins improved 200 basis points to 59.4% of revenue for the quarter, from 57.4% of revenue in the prior year quarter.

•	Same store NOI increased 8.7% for the quarter, as compared to the prior year quarter.

•	Net loss attributable to common stockholders for the third quarter of 2015 improved to $0.6 million, as compared to a net loss of $2.1 million in the prior year period. Net loss included non-cash items of $4.8 million in the second quarter vs. $3.3 million for the prior year period.

•	Consolidated real estate investments, at cost, increased 50% to $449 million at September 30, 2015 from $300 million at December 31, 2014.

•	BRG invested in two operating properties totaling 574 units for a total purchase price of approximately $82 million during the third quarter.

•	The Company paid the full amount of the third quarter’s management fee of $0.9 million in LTIP Units in lieu of cash payment. This favorably impacted AFFO per share by $0.04 and pro forma AFFO per share by $0.04.

•	On October 21, 2015, the Company completed an underwritten offering of 2,875,000 shares of 8.250% Series A Cumulative Redeemable Preferred Stock at a public offering price of $25.00 per share, including the full exercise of the underwriter’s overallotment for gross proceeds of $71.9 million.

Bluerock Residential Growth REIT, Inc.
Third Quarter Earnings

•	The Company declared monthly dividends for the fourth quarter of 2015 equal to a quarterly rate of $0.29 per share on the Company's Class A and B common stock. This equates to a 9.7% annualized yield based on the closing price of $11.98 for the Class A common stock as of September 30, 2015.

Management Commentary

“We are pleased with our strong third quarter results with our portfolio exceeding our previously issued guidance,” said Ramin Kamfar, the Company’s Chairman and CEO. “We continue to execute on our pipeline and business plan of investing in the Sun Belt states.  We invested in four communities totaling 1,248 units since the end of the second quarter and expect to close on an additional four investments before year end.”

Third Quarter 2015 Acquisition Activity

•	On August 19, 2015, the Company acquired a 100% interest in a Class A, 2012 construction, 322-unit apartment community located in Charlotte, North Carolina, known as Ashton I Apartments. The total purchase price of the property was approximately $45 million.

•	On August 20, 2015, the Company acquired a 95% interest in a Class A, 2008 construction, 252-unit apartment community located in Orlando, Florida, known as ARIUM Palms at World Gateway Apartments. The total purchase price of the property was approximately $37 million.

Pending Investments at September 30, 2015

•	On October 29, 2015, the Company acquired a 95% interest in two new-built Class A assets totaling 674-units in the Dallas Fort Worth Metro. The total purchase price of the properties was approximately $100 million with the Company investing approximately $33 million. The Company’s underwriting assumes a stabilized cap rate of approximately 5.70% versus market cap rates for similar quality product in the 5.0% - 5.3% range.

•	The Company is under contract to purchase the second phase (“Ashton II”) of the Ashton Reserve at Northlake. Ashton II is a 151-unit, new, Class A apartment community adjacent to Ashton I in Charlotte, North Carolina. This transaction is expected to close in the fourth quarter of 2015 following lease-up. The Company is investing approximately $8 million for a 93.4% ownership interest with the property being financed with a loan of approximately $15.3 million. The Company underwriting assumes cap rates of 5.8% on Phase II, which is 50 to 70 basis points better than market.

•	The Company has an agreement which entitles the Company to invest in a 283-unit to-be-built Class A apartment community located in Charlotte, North Carolina. This investment of approximately $10 million is structured to provide us with a 15% current return on investment with an option to convert into majority ownership of the underlying property upon stabilization.

•	The Company has an agreement which entitles the Company to invest in a 245-unit to-be-built Class A apartment community located in Raleigh, North Carolina. This investment of approximately $17 million is structured to provide us with a 15% current return on investment with an option to convert into majority ownership of the underlying property upon stabilization.

Bluerock Residential Growth REIT, Inc.
Third Quarter Earnings

•	The Company has an agreement which entitles the Company to invest in a 300-unit to-be-built Class A apartment community located in Garland, Texas, a suburb of the high-growth Dallas-Fort Worth Metro market. This investment of approximately $9 million is structured to provide us with a 15% current return on investment with an option to convert into majority ownership of the underlying property upon stabilization.

Third Quarter 2015 Financial Results

AFFO for the third quarter of 2015 increased by 238% to $4.4 million, or $0.22 per diluted share, as compared to $1.3 million, or $0.22 per share in the prior year period. The increase in AFFO from the prior year period was driven primarily by increases in property NOI of $1.4 million, and in income of unconsolidated real estate joint ventures of $1.7 million caused by expanding the size of our portfolio, offset by higher interest expense of $0.4 million.

Net loss attributable to common stockholders for the third quarter of 2015 improved to $0.6 million, as compared to a net loss of $2.1 million in the prior year period. The decrease in the net loss for the 2015 third quarter was partially derived from increases in property NOI of $1.4 million, in income of unconsolidated real estate joint ventures of $2.0 million, and decreases in acquisition expenses of $0.4 million, offset by increases in interest expense of $0.4 million, in management fees of $0.7 million, in depreciation and amortization expense of $0.8 million, and in the loss attributable to noncontrolling interest of $0.5 million.

Same Store Portfolio Performance

Same store NOI for the third quarter of 2015 increased by 8.7% from the same period in the prior year. There was a 6.1% increase in same store property revenues as compared to the same prior year period, primarily attributable to a 4.9% increase in average rent per occupied unit and an additional 20 units at our Lansbrook property and flat average occupancy. Same store expenses increased 2.7% as a result of higher taxes driven by rising assessed property values from municipalities.

Bluerock Residential Growth REIT, Inc.
Third Quarter Earnings

The following is a summary of our investments, operating properties and convertible preferred equity investments, as of September 30, 2015:

Operating Properties	Location	Year Built/ Renovated (1)	Ownership Interest	Units	Average Rent	% Occupied
ARIUM Grandewood	Orlando, FL	2005	95%	306	$1,169	96%
ARIUM Palms	Orlando, FL	2008	95%	252	1,156	92%
Ashton I	Charlotte, NC	2012	100%	322	1,022	91%
Enders Place at Baldwin Park	Orlando, FL	2003	90%	220	1,563	97%
Fox Hill	Austin, TX	2010	95%	288	1,093	99%
Lansbrook Village	Palm Harbor, FL	2004	77%	601	1,167	93%
MDA Apartments	Chicago, IL	2006	35%	190	2,244	96%
North Park Towers	Southfield, MI	2000	100%	313	1,065	95%
Park & Kingston	Charlotte, NC	2014	96%	153	1,195	98%
Springhouse at Newport News	Newport News, VA	1985	75%	432	826	95%
Village Green of Ann Arbor	Ann Arbor, MI	2013	49%	520	1,159	95%
Operating Properties Subtotal/Average				3,597	$1,189	95%

Convertible Preferred Equity Investments			Anticipated Ownership Interest After Conversion (2)		Pro Forma Average Rent
Alexan CityCentre (3)	Houston, TX	Est. 2017	17%	340	$2,144	-
Alexan Southside Place (3)	Houston, TX	Est. 2018	62%	269	2,019	-
Cheshire Bridge (3)	Atlanta, GA	Est. 2017	78%	285	1,559	-
EOS (4)	Orlando, FL	Est. 2015	26%	296	1,211	30%
Whetstone (4)	Durham, NC	2015	93%	204	1,325	67%
Convertible Preferred Equity Investments Subtotal/Average				1,394	$1,683

Operating Properties and Convertible Preferred Equity Investments Total/Average				4,991	$1,335

(1) All dates are for the year construction was completed or expects to be completed, except MDA City Apartments, Village Green of Ann Arbor, Villas at Oak Crest and North Park Towers, for which the date represents the most recent year that a significant renovation program was completed.

(2) The Company has made a convertible preferred equity investment in a multi-tiered joint venture that is convertible into a common membership interest. The preferred investment earns a preferred return of 15%.

(3) Property is in development and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization. Average rent represents pro forma average rent expected upon stabilization.

(4) Property is in lease-up and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization. Average rent represents pro forma average rent expected upon stabilization. Actual rent, during leaseup, for EOS and Whetstone was $1,174 and $966, respectively, net of upfront leaseup concessions.

Bluerock Residential Growth REIT, Inc.
Third Quarter Earnings

Q4 2015 Outlook

For the fourth quarter of 2015, the Company anticipates AFFO in the range of $0.12 to $0.13 per share, and $0.26 to $0.28 per share on a pro forma basis. For assumptions underlying earnings guidance, please see p. 26 of Company’s Q3 2015 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com). Pro forma AFFO is used for illustrative purposes only, is hypothetical and does not represent historical performance or management’s estimates or projections for future performance.

Dividend Details

On October 7, 2015, our board of directors authorized, and we declared, monthly dividends for the fourth quarter of 2015 equal to a quarterly rate of $0.29 per share on our Class A common stock and $0.29 per share on our Class B common stock, payable to the stockholders of record as of October 25, 2015, November 25, 2015 and December 25, 2015, which will be paid in cash on November 5, 2015, December 5, 2015 and January 5, 2016, respectively. Holders of OP and LTIP Units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of our Class A common stock.

The declared dividends equal a monthly dividend on the Class A common stock and the Class B common stock as follows: $0.096666 per share for the dividend paid to stockholders of record as of October 25, 2015, $0.096667 per share for the dividend paid to stockholders of record as of November 25, 2015, and December 25, 2015. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”), definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

Bluerock Residential Growth REIT, Inc.
Third Quarter Earnings

In addition to FFO, we use adjusted funds from operations (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in ten additional properties subsequent to June 30, 2014 and sold four properties that were owned during the quarter ended September 30, 2014. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

Bluerock Residential Growth REIT, Inc.
Third Quarter Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net (loss) income attributable to common shareholders	$(574)	$(2,147)	$2,157	$(7,730)

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	3,082	2,872	7,641	5,494
Gain on sale of joint venture interests	2	-	(5,320)	(448)
Funds from Operations (FFO)	$2,510	$725	$4,478	$(2,684)

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	148	81	243	150
Acquisition and disposition costs	682	318	1,367	3,657
Normally recurring capital expenditures	(215)	(162)	(513)	(250)
Non-cash equity compensation	1,529	326	3,821	676
Non-recurring equity in earnings of unconsolidated joint ventures	(289)	-	(289)	-
Adjusted Funds from Operations (AFFO)	$4,365	$1,288	$9,107	$1,549

Weighted average common shares outstanding - diluted	20,181,656	5,877,417	16,396,038	4,269,378

PER SHARE INFORMATION:
FFO - diluted	$0.12	$0.12	$0.27	$(0.63)
AFFO - diluted	$0.22	$0.22	$0.56	$0.36

Pro forma AFFO - diluted (2)	$0.32	N/A	N/A	N/A

(1) The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2) Pro forma AFFO for the three months ended September 30, 2015 assumes the following pipeline transactions had occurred on July 1, 2015: (i) investment of approximately $21 million in the acquisition of two Class A assets the Company has under contract in North Carolina, (ii) investment of approximately $14 million in convertible preferred equity in a development asset the Company has under binding LOI in a target Florida market; (iii) investment of approximately $16 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target North Carolina market; (iv) investment of approximately $13 million in a Class A asset the Company has under contract in Florida; and (v) investment of approximately $30 million in the acquisition of two Class A assets our Sponsor entity has under LOI in Texas. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions as if they had occurred at July 1, 2015, based on information currently available to management. The Company is providing no assurances that any of the above transactions will close, and the failure of any of these transactions to close would significantly impact proforma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above.

Bluerock Residential Growth REIT, Inc.
Third Quarter Earnings

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net income applicable to common stockholders to EBITDA (unaudited and dollars in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net (loss) income attributable to common stockholders	$(574)	$(2,147)	$2,157	$(7,730)
Net (loss) income attributable to noncontrolling interest	(28)	(498)	5,884	(1,470)
Interest expense	2,967	2,549	7,985	5,966
Depreciation and amortization	3,993	4,781	10,499	9,782
Non-cash equity compensation	1,543	326	3,875	676
Non-recurring equity in earnings of unconsolidated joint ventures	(289)	-	(289)	-
Acquisition costs	739	379	1,409	3,528
Loss on early extinguishment of debt	-	-	-	880
Gain on sale of joint venture interest	-	-	-	(1,006)
Gain on sale of unconsolidated joint venture interest	(11)	-	(11,303)	-

EBITDA	$8,340	$5,390	$20,216	$10,626

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Bluerock Residential Growth REIT, Inc.
Third Quarter Earnings

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance. The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net loss as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended (1)		Nine Months Ended (2)
	September 30,		September 30,
	2015	2014	2015	2014
Net operating income
Same store	4,751	4,371	5,961	5,475
Non-same store	2,082	1,584	12,321	7,576
Total net operating income	6,833	5,955	18,282	13,051
Less:
Interest expense	2,942	2,583	7,980	6,062
Total property income	3,891	3,372	10,302	6,989
Less:
Noncontrolling interest pro-rata share of property income	752	1,638	2,673	3,650
Other (income) loss related to JV/MM entities	14	17	66	56
Pro-rata share of total properties’ income	3,125	1,717	7,563	3,283
Less pro-rata share of:
Depreciation and amortization	3,082	2,872	7,641	5,494
Amortization of non-cash interest expense	148	81	243	150
Line of credit interest, net	-	-	-	191
Management fees	890	219	3,011	536
Acquisition and disposition costs	682	318	1,367	3,657
Corporate operating expenses	1,245	769	2,886	2,000
Add pro-rata share of:
Other income	23	31	91	103
Equity in operating earnings of unconsolidated joint ventures	2,327	364	4,331	464
Gain on sale of joint venture interest	(2)	-	5,320	448
Net (loss) income attributable to common stockholders	(574)	(2,147)	2,157	(7,730)

(1) Same Store sales for the three months ended September 30, 2015 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor, North Park Towers, and Lansbrook Village.

(2) Same Store sales for the nine months ended September 30, 2015 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park and MDA Apartments.

Bluerock Residential Growth REIT, Inc.
Third Quarter Earnings

Conference Call

All interested parties can listen to the live conference call webcast at 12:00 PM ET on Thursday, November 12, 2015 by dialing +1 (877) 270-2148 within the U.S., or +1 (412) 902-6510, and requesting the "Bluerock Residential Conference." For those who are not available to listen to the live call, the webcast will be available for replay on the Company’s website two hours after the call concludes, and will remain available until February 12, 2016 at http://services.choruscall.com/links/blue151112, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10075472.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust that focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. BRG generally invests with strategic regional partners, including some of the best-regarded private owner-operators in the United States, making it possible to operate as a local sharpshooter in each of its markets while enhancing off-market sourcing capabilities. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 4, 2015, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

##

Bluerock Residential Growth REIT, Inc.
Financial and Operating Highlights
For the Three and Nine Months Ended September 30, 2015 and 2014
(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
OPERATING INFORMATION	2015	2014	% Change	2015	2014	% Change

Total revenue	$11,560	$9,556	21.0%	$31,065	$20,547	51.2%

Property NOI margins	59.4%	57.4%	3.5%	58.4%	56.2%	3.9%

Property NOI	$6,862	$5,488	25.0%	$18,141	$11,539	57.2%

General and administrative expenses as a percentage of revenue(1)	5.2%	4.6%	13.0%	5.1%	6.5%	-21.5%

AFFO per share(2)	$0.22	$0.22	0.0%	$0.56	$0.36	58.3%

Pro forma AFFO per share(3)	$0.32	N/A	-	N/A	N/A	-

Dividend per share	$0.29	$0.29	-	$0.87	$0.63	-

(1) General and administrative expenses exclude non-cash amortization expense.

(2) See page 27 for the Company's definition of this non-GAAP measurement and reasons for using it.

(3) Pro forma AFFO for the three months ended September 30, 2015 assumes the following pipeline transactions had occurred on July 1, 2015: (i) investment of approximately $21 million in the acquisition of two Class A assets the Company has under contract in North Carolina, (ii) investment of approximately $14 million in convertible preferred equity in a development asset the Company has under binding LOI in a target Florida market; (iii) investment of approximately $16 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target North Carolina market; (iv) investment of approximately $13 million in a Class A asset the Company has under contract in Florida; and (v) investment of approximately $30 million in the acquisition of two Class A assets our Sponsor entity has under LOI in Texas. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions as if they had occurred at July 1, 2015, based on information currently available to management. The Company is providing no assurances that any of the above transactions will close, and the failure of any of these transactions to close would significantly impact proforma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above.

Bluerock Residential Growth REIT, Inc.
Share and Dividend Information
Third Quarter 2015
(Unaudited and dollars in thousands except for share and per share data)

Weighted Average Common Shares and Units Outstanding for the quarter ended September 30, 2015

Class A common stock	18,886,258
Class B-2 common stock	315,192
Class B-3 common stock	353,629
LTIP Units	626,577
OP Units	282,759
Weighted Average Common Shares and Units Outstanding, Diluted	20,464,415

Outstanding Common Shares and Units at September 30, 2015	20,692,733

Common Dividend Yield
Annualized dividend rate (1)	$1.16
Price per share (2)	$11.98
Annualized dividend yield	9.68%

(1) Annualized rate based on $0.29 quarterly dividend for the quarter ending September 30, 2015, paid monthly. Actual dividend amounts will be determined by the Board of Directors.

(2) Closing share price of $11.98 as of September 30, 2015.

Bluerock Residential Growth REIT, Inc.
EBITDA and Interest Information
Third Quarter 2015
(Unaudited and dollars in thousands)

	Consolidated	Noncontrolling Interests' Share	BRG's Share
	Three Months Ended	Three Months Ended	Three Months Ended
	September 30, 2015	September 30, 2015	September 30, 2015
Q3 EBITDA CALCULATION
Net (loss) income attributable to common stockholders	$(574)	$-	$(574)
Net (loss) income attributable to noncontrolling interest	(28)	28	-
Interest expense	2,967	(818)	2,149
Acquisition costs	739	(57)	682
Depreciation and amortization	3,993	(911)	3,082
Non-cash equity compensation	1,543	(14)	1,529
Non-recurring equity in earnings of unconsolidated joint ventures	(289)	-	(289)
EBITDA including gain on sale of real estate and other assets	$8,351	$(1,772)	$6,579
(Gain) loss on sale of real estate and other assets	(11)	13	2
EBITDA (1)	$8,340	$(1,759)	$6,581

Adjusted Q3 EBITDA calculation (2)
EBITDA	$8,340	$(1,759)	$6,581
Adjustment	477	(13)	464
Adjusted Q3 EBITDA	$8,817	$(1,772)	$7,045
Adjusted Q3 EBITDA annualized	$35,268	$(7,088)	$28,180

Adjusted Q3 interest calculation (2)(3)
Interest Expense	$2,942	$(852)	$2,090
Adjustment	281	(4)	277
Adjusted Q3 interest expense	$3,223	$(856)	$2,367
Adjusted Q3 interest expense annualized	$12,892	$(3,424)	$9,468

(1) See page 28 for a reconciliation of net income applicable to common shares to EBITDA and the Company's definition of EBITDA and reasons for using it.

(2) Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occured on July 1, 2015: (i) acquisition of ARIUM Palms and Ashton Phase I (ii) sale of Oak Crest and (iii) wind down costs related to 23Hundred@Berry Hill, Estates at Perimeter, and The Grove at Waterford. Actual results may differ significantly from the presented, adjusted amounts including annualized amounts.

(3) Interest expense excludes fair market value adjustments and amortization of deferred financing costs.

Bluerock Residential Growth REIT, Inc.
Financial Statistics
Third Quarter 2015
(Unaudited and dollars in thousands except for share and per share data)

			Noncontrolling
	Consolidated		Interests' Share	BRG's Share
	Three Months Ended		Three Months Ended	Three Months Ended
	September 30, 2015		September 30, 2015	September 30, 2015

Interest Coverage Ratio
Adjusted Q3 EBITDA *	$8,817		$(1,772)	$7,045
Adjusted Q3 interest expense *	$3,223		$(856)	$2,367
Interest Coverage Ratio	2.74	x		2.98	x

Quarterly Fixed Charge Coverage Ratio
Adjusted Q3 interest expense (4) *	$3,223		$(856)	$2,367
Secured debt principal amortization	$343		$(124)	$219
Total fixed charges	$3,566		$(980)	$2,586
Adjusted Q3 EBITDA *	$8,817		$(1,772)	$7,045
Adjusted Q3 EBITDA fixed charge coverage ratio	2.47	x		2.72	x

Net Debt / Adjusted EBITDA Ratio
Total debt (1)	$311,058		$(68,945)	$242,113
Less: cash (3)	$(76,672)		$3,233	$(73,439)
Net debt (less cash)	$234,386		$(65,712)	$168,674
Adjusted Q3 EBITDA (annualized)*	$35,268		$(7,088)	$28,180
Net Debt / Adjusted EBITDA Ratio	6.65	x		5.99	x

Leverage as a Percentage of assets
Total debt (1)	$311,058		$(68,945)	$242,113
Total undepreciated assets (2)	$590,574		$(112,782)	$477,792
Total Debt / Total Undepreciated Assets	52.7%			50.7%
Net Debt / Total Undepreciated Assets	39.7%			35.3%

Leverage as a Percentage of Enterprise Value
Total market cap (5)	$244,511		$-	$244,511
Total debt (1)	$311,058		$(68,945)	$242,113
Total Enterprise Value	$555,569		$(68,945)	$486,624
Total Debt / Total Enterprise Value	56.0%			49.8%
Net Debt / Total Enterprise Value	42.2%			34.7%

(1) Total debt excludes amortization of fair market value adjustments of $1.7 million.

(2) Total undepreciated assets is calculated as total assets plus accumulated depreciation on real estate assets.

(3) Cash includes cash, cash equivalents, and restricted cash.

(4) Interest expense excludes fair market value adjustments and amortization of deferred financing costs.

(5) Total market cap is calculated by using common shares and equivalents (LTIP Units) times the September 30, 2015 closing share price.

* Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occured on July 1, 2015: (i) acquisition of ARIUM Palms and Ashton Phase I, (ii) sale of Oak Crest and (iii) wind down costs related to 23Hundred@Berry Hill, Estates at Perimeter, and The Grove at Waterford. Actual results may differ significantly from the presented, adjusted amounts including annualized amounts. See prior page for calculations.

Bluerock Residential Growth REIT, Inc.
Recent Acquisitions and Pending Investments and Dispositions
(Unaudited and dollars in millions, except unit and per unit data)

Summary of Recent Acquisitions and Pending Investments

Property	Location	Date of Investment	Date Built	Number of Units	Ownership Interest in Property		Purchase Price		Average Rent(5)
Recent Acquisitions
Alexan Southside Place(1)(2)	Houston, TX	1/12/2015	2017	269	*		$48.6		$2,019
Park & Kingston	Charlotte, NC	3/16/2015	2014	153	96.0%		27.9		1,195
Fox Hill	Austin, TX	3/26/2015	2010	288	94.6%		38.2		1,093
Whetstone(1)	Durham, NC	5/20/2015	2015	204	*		35.6		1,325
Cheshire Bridge(1)(2)	Atlanta, GA	5/29/2015	2017	285	*		48.7		1,559
Ashton I	Charlotte, NC	8/19/2015	2012	322	100.0%		44.8		1,022
ARIUM Palms	Orlando, FL	8/20/2015	2008	252	95.0%		37.0		1,156
Total/Average for recent acquisitions				1,773			$280.7		$1,392
Pending Investments at September 30, 2015
Dallas Portfolio (3)	Dallas & Fort Worth, TX		2014	674	95.0%		$99.7		$1,265
Ashton II	Charlotte, NC		2015	151	93.4	%(4)	22.6		1,207
Raleigh Property	Raleigh, NC		2016/2017	245	*		16.8	(6)	1,402
Charlotte Property	Charlotte, NC		2016/2017	283	*		9.9	(6)	1,601
Dallas Property	Garland, TX		2016/2017	300	*		8.6	(6)	1,425
Total/Average for pending investments				1,653			$157.6		$1,366
Total recent acquisitions and pending investments				3,426			$438.3		$1,379

(1) Represents a preferred convertible equity investment which pays a preferred return of 15% and is convertible to common equity at BRG's option upon stabilization.

(2) Property is currently under development. Purchase price represents current development cost budget. Average rents are based on current underwriting.

(3) Investment acquired on October 29, 2015.

(4) Represents expected ownership percentage.

(5) Average rent represents the average monthly rent of occupied units during the quarter. The average rent for Alexan Southside Place, Whetstone, Cheshire Bridge and the pending investments is pro forma based on underwriting.

(6) Represents estimated convertible preferred equity investment.

* The Company has made or plans to make a convertible preferred equity investment in a multi-tiered joint venture that is convertible into a common membership interest. The preferred investment earns or will earn a preferred return of 15%.

Summary of Recent Dispositions

Property	Location	Date Sold	Number of Units	Ownership Interest in Property	Sale Price	BRG Net Proceeds	IRR	Return on Capital
23Hundred @ Berry Hill	Nashville, TN	1/14/2015	266	19.8%	$61.2	$7.3	60%	282%
Villas at Oak Crest	Chattanooga, TN	9/1/2015	209	67.2%	$18.5	$3.4	21%	129%

Bluerock Residential Growth REIT, Inc.
Investments in Unconsolidated Real Estate Joint Ventures
(Unaudited and dollars in millions, except unit and per unit data)

Multifamily Community Name	Location	Number of Units	Investment as of June 30, 2015	Additional Investments (Dispositions) during the quarter	Investment as of September 30, 2015	Preferred Return	Income Earned during the quarter

Villas at Oak Crest	Chattanooga, TN	209	$3,156	$(3,156)	$-	15%	$278
Alexan CityCentre	Houston, TX	340	6,505		6,505	15%	246
EOS	Orlando, FL	296	3,629		3,629	15%	137
Alexan Southside Place	Houston, TX	269	17,322		17,322	15%	655
Whetstone	Durham, NC	204	12,231		12,231	15%	462
Cheshire Bridge	Atlanta, GA	285	15,639		15,639	15%	591
Other			57	(57)	-		(3)
		1,603	$58,539	$(3,213)	$55,326		$2,366

Bluerock Residential Growth REIT, Inc.
Portfolio Information
Third Quarter 2015
(Unaudited)

Properties	Location	Number of Units	Year Built/ Renovated(3)		Average Monthly Rent(7)		Revenue per Occupied Unit(10)	Average Occupancy
Operating Properties:
ARIUM Grandewood	Orlando, FL	306	2005		$1,169		$1,223	96.3%
ARIUM Palms	Orlando, FL	252	2007		1,156		1,158	93.6%
Ashton I	Charlotte, NC	322	2012		1,022		1,016	94.5%
Enders Place at Baldwin Park	Orlando, FL	220	2003		1,563		1,619	97.0%
EOS	Orlando, FL	296	2015		1,211	(8)	N/A	N/A
Fox Hill	Austin, TX	288	2010		1,093		1,148	96.3%
Lansbrook Village	Palm Harbor, FL	601	2004	(4)	1,167		1,226	94.6%
MDA Apartments	Chicago, IL	190	2006	(5)	2,244		2,253	96.0%
North Park Towers(1)	Southfield, MI	313	2000		1,065		1,113	92.2%
Park & Kingston	Charlotte, NC	153	2014		1,195		1,212	94.1%
Springhouse at Newport News	Newport News, VA	432	1985		826		863	95.1%
Village Green of Ann Arbor	Ann Arbor, MI	520	2013	(6)	1,159		1,194	96.6%
Whetstone	Durham, NC	204	2015		1,325	(8)	N/A	N/A
Total Operating Properties		4,097			1,189	(9)	1,230	95.3%

Development Properties:
Alexan CityCentre	Houston, TX	340	2017		2,144	(8)	N/A	N/A
Alexan Southside Place	Houston, TX	269	2018		2,019	(8)	N/A	N/A
Cheshire Bridge	Atlanta, GA	285	2017		1,559	(8)	N/A	N/A
Total Development Properties		894			1,921		N/A	N/A

Total Operating and Development Properties		4,991			$1,335		$1,230	95.3%

Pending Properties:
Ashton II	Charlotte, NC	151	2015		1,207		N/A	N/A
Charlotte Property	Charlotte, NC	283	2016/2017		1,601		N/A	N/A
Dallas Portfolio(2)	Dallas & Fort Worth, TX	674	2014		1,265		N/A	N/A
Dallas Property	Garland, TX	300	2016/2017		1,425		N/A	N/A
Raleigh Property	Raleigh, NC	245	2016/2017		1,402		N/A	N/A
Total Pending Properties		1,653			$1,366		N/A	N/A

Total Portfolio Including Pending Properties		6,644			$1,343		$1,230	95.3%

(1)	North Park Towers is classified as held for sale at September 30, 2015 and was sold subsequent to quarter end on October 16, 2015.
(2)	Investment acquired on October 29, 2015.
(3)	Represents the year of the most recently completed significant renovation or year built if there have been no significant renovations.
(4)	The Lansbrook property was constructed in rolling phases from 1998 to 2004.
(5)	The MDA property’s original structure was built in 1929 as an office building and underwent a complete rehabilitation in 2006, converting the structure into a high-rise apartment community.
(6)	The Village Green property was constructed in rolling phases from 1989 to 1992 and renovated in 2013.
(7)	Average monthly rent per unit represents the average monthly rent of occupied units during the period. The average rent for Alexan CityCentre, Alexan Southside Place, EOS, Whetstone, Cheshire Bridge and the pending investments is pro forma based on underwriting.
(8)	Represents expected pro forma rent upon stabilization.
(9)	Total excludes Whetstone and EOS, both properties are in lease-up and actual average rents were $966 and $1,174, respectively, net of upfront leaseup concessions.
(10)	Revenue per occupied unit is total revenue divided by average number of occupied units during the period.

Bluerock Residential Growth REIT, Inc.
Development Properties
As of September 30, 2015
(Unaudited and dollars in thousands except for share and per share data)

This table includes forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause results to vary from those projected. Please see the paragraph on forward-looking statements on page 12 of this document for a discussion of risks and uncertainties.

					Estimated/Actual Dates for
Under Construction(1)	Total Units	Total Estimated Construction Cost	Cost to Date	Total Debt	Construction Start	Initial Occupancy	Construction Completion	Stabilized Operations(2)
Alexan CityCentre	340	$81.8	$28.1	$57.0	4Q14	4Q16	4Q17	1Q18
Alexan Southside Place	269	$48.6	$3.5	$31.6	4Q15	3Q17	2Q18	4Q18
Cheshire Bridge	285	$48.7	$8.0	$36.5	4Q15	1Q17	3Q17	4Q17

(1) Properties are under development and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization.

(2) We defined stabilized occupancy as the earlier of the attainment of 90% physical occupancy or one year after the completion of construction.

Bluerock Residential Growth REIT, Inc.
Condensed Consolidated Balance Sheets
Third Quarter 2015
(Unaudited and dollars in thousands except for share and per share data)

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Net Real Estate Investments
Land	$53,335	$37,909
Building and improvements	369,496	240,074
Furniture, fixtures and equipment	10,910	6,481
Total Gross Operating Real Estate Investments	433,741	284,464
Accumulated depreciation	(19,220)	(10,992)
Total Net Operating Real Estate Investments	414,521	273,472
Operating real estate held for sale, net	15,185	14,939
Total Net Real Estate Investments	429,706	288,411
Cash and cash equivalents	64,933	23,059
Restricted cash	11,200	11,091
Due from affiliates	914	570
Accounts receivable, prepaid and other assets	4,015	753
Investments in unconsolidated real estate joint ventures	55,326	18,331
In-place lease intangible assets, net	1,315	745
Deferred financing costs, net	2,953	2,199
Non-real estate assets associated with operating real estate held for sale	992	927
Total Assets	$571,354	$346,086

LIABILITIES AND EQUITY
Mortgages payable	$301,268	$201,343
Mortgage payable associated with operating real estate held for sale	11,500	11,500
Accounts payable	659	634
Other accrued liabilities	7,585	3,345
Due to affiliates	1,669	1,946
Distributions payable	2,000	889
Liabilities associated with operating real estate held for sale	387	418
Total Liabilities	325,068	220,075

Stockholders' Equity
Preferred stock, $0.01 par value, 250,000,000 shares authorized; none issued and outstanding	-	-
Common stock - Class A, $0.01 par value, 747,586,185 shares authorized; 19,201,450 and 7,531,188 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	192	75
Common stock - Class B-1, $0.01 par value, 804,605 shares authorized; none and 353,630 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	-	4
Common stock - Class B-2, $0.01 par value, 804,605 shares authorized; none and 353,630 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	-	4
Common stock - Class B-3, $0.01 par value, 804,605 shares authorized; 353,629 shares issued and outstanding	4	4
Additional paid-in-capital	248,563	113,511
Distributions in excess of cumulative earnings	(34,040)	(21,213)
Total Stockholders' Equity	214,719	92,385

Noncontrolling Interests
Operating partnership units	2,760	2,949
Partially owned properties	28,807	30,677
Total Noncontrolling Interests	31,567	33,626
Total Equity	246,286	126,011
TOTAL LIABILITIES AND EQUITY	$571,354	$346,086

Bluerock Residential Growth REIT, Inc.
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2015 and 2014
(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues
Net rental income	$11,049	$9,185	$29,611	$19,754
Other property revenues	511	371	1,454	793
Total revenues	11,560	9,556	31,065	20,547
Expenses
Property operating	4,698	4,067	12,924	9,008
General and administrative	1,246	778	2,912	2,048
Management fees	896	225	3,051	548
Acquisition costs	739	379	1,409	3,528
Depreciation and amortization	3,993	4,781	10,499	9,598
Total expenses	11,572	10,230	30,795	24,730
Operating (loss) income	(12)	(674)	270	(4,183)
Other income (expense)
Other income	-	52	62	185
Equity in income of unconsolidated real estate joint ventures	2,366	412	4,391	492
Gain on sale of unconsolidated real estate joint venture interest	11	-	11,303	-
Interest expense, net	(2,967)	(2,549)	(7,985)	(5,817)
Total other (expense) income	(590)	(2,085)	7,771	(5,140)

Net (loss) income from continuing operations	(602)	(2,759)	8,041	(9,323)

Discontinued operations
Income (loss) on operations of rental property	-	114	-	(3)
Loss on early extinguishment of debt	-	-	-	(880)
Gain on sale of joint venture interest	-	-	-	1,006
Income from discontinued operations	-	114	-	123

Net (loss) income	(602)	(2,645)	8,041	(9,200)
Net (loss) income attributable to noncontrolling interests
Operating partnership units	(8)	(116)	57	(321)
Partially-owned properties	(20)	(382)	5,827	(1,149)
Net (loss) income attributable to noncontrolling interest	(28)	(498)	5,884	(1,470)
Net (loss) income attributable to common stockholders	$(574)	$(2,147)	$2,157	$(7,730)

Bluerock Residential Growth REIT, Inc.
Reconciliation of Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)
For the Three and Nine Months Ended September 30, 2015 and 2014
(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net (loss) income attributable to common shareholders	$(574)	$(2,147)	$2,157	$(7,730)

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	3,082	2,872	7,641	5,494
Loss (gain) on sale of joint venture interests	2	-	(5,320)	(448)
Funds from Operations (FFO)(2)	$2,510	$725	$4,478	$(2,684)

Common stockholders pro-rata share of:
Amortization of non-cash interest expense (income)	148	81	243	150
Acquisition and disposition costs	682	318	1,367	3,657
Normally recurring capital expenditures	(215)	(162)	(513)	(250)
Non-cash equity compensation	1,529	326	3,821	676
Non-recurring equity in earnings of unconsolidated joint ventures	(289)	-	(289)	-
Adjusted Funds from Operations (AFFO)(2)	$4,365	$1,288	$9,107	$1,549

Weighted average common shares outstanding - diluted(3)	20,181,656	5,877,417	16,396,038	4,269,378

PER SHARE INFORMATION:
FFO - diluted	$0.12	$0.12	$0.27	$(0.63)
AFFO - diluted	$0.22	$0.22	$0.56	$0.36
Pro forma AFFO - diluted (4)	$0.32	N/A	N/A	N/A

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2)    See page 27 for the Company's definitions of these non-GAAP measurements. Individual line items included in FFO and AFFO calculations include results from discontinued operations where applicable.

(3)    Total weighted average shares for the quarter, including OP units of 282,759 was 20,464,415. AFFO related to the OP units is excluded from the calculation above. When including both, AFFO attributable to OP units and 282,759 of OP units in the weighted average share count, in the above calculation, AFFO is $0.22 per share.

(4) Pro forma AFFO for the three months ended September 30, 2015 assumes the following pipeline transactions had occurred on July 1, 2015: (i) investment of approximately $21 million in the acquisition of two Class A assets the Company has under contract in North Carolina, (ii) investment of approximately $14 million in convertible preferred equity in a development asset the Company has under binding LOI in a target Florida market; (iii) investment of approximately $16 million in convertible preferred equity in a development asset our Sponsor entity has under binding LOI in a target North Carolina market; (iv) investment of approximately $13 million in a Class A asset the Company has under contract in Florida; and (v) investment of approximately $30 million in the acquisition of two Class A assets our Sponsor entity has under LOI in Texas. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions as if they had occurred at July 1, 2015, based on information currently available to management. The Company is providing no assurances that any of the above transactions will close, and the failure of any of these transactions to close would significantly impact proforma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above.

Bluerock Residential Growth REIT, Inc.
Debt Summary Information
As of September 30, 2015
(Unaudited and dollars in thousands except for share and per share data)

Debt Outstanding

	Outstanding Principal	Interest Rate	Fixed/ Floating	Maturity Date
ARIUM Grandewood	$29,444	1.87%	Floating (1)	December 1, 2024
ARIUM Palms	24,999	2.42%	Floating (2)	September 1, 2022
Ashton I	31,900	4.67%	Fixed	December 1, 2025
Enders Place at Baldwin Park(3)	25,250	4.30%	Fixed	November 1, 2022
Fox Hill	26,705	3.57%	Fixed	April 1, 2022
Lansbrook Village	43,628	4.40%	Blended (4)	March 31, 2018
MDA Apartments	37,600	5.35%	Fixed	January 1, 2023
Park & Kingston	15,250	3.21%	Fixed	April 1, 2020
Springhouse at Newport News	22,264	5.66%	Fixed	January 1, 2020
Village Green of Ann Arbor	42,518	3.92%	Fixed	October 1, 2022
Total	299,558
Fair value adjustments	1,710
Total continuing operations	301,268
North Park Towers - held for sale	11,500	5.65%	Fixed	January 6, 2024
Total	$312,768

Weighted Average Interest Rate	4.08%

(1) ARIUM Grandewood Senior Loan bears interest at a floating rate of 1.67% plus one month LIBOR. At September 30, 2015, the interest rate was 1.87%.

(2) ARIUM Palms loan bears interest at a floating rate of 2.22% plus one month LIBOR. At September 30, 2015, the interest rate was 2.42%.

(3) The principal includes a $17.3 million loan at a 3.97% interest rate and a $8.0 million supplemental loan at a 5.01% interest rate.

(4) The principal balance includes the initial advance of $42.0 million at a fixed rate of 4.45% and an additional advance of $1.6 million that bears interest at a floating rate of three month LIBOR plus 3.00%. At September 30, 2015, the additional advance had an interest rate of 3.31%.

Debt Maturity Schedule

Year	Fixed Rate	Floating Rate	Total	% of Total
2015	$375	$-	$375	0.12%
2016	2,738	24	2,762	0.89%
2017	3,499	33	3,532	1.14%
2018	43,793	1,572	45,365	14.58%
2019	3,465	423	3,888	1.25%
2020	39,151	576	39,727	12.77%
Thereafter	161,965	53,444	215,409	69.25%
	$254,986	$56,072	$311,058	100.00%
Fair Value Adjustments	1,710	-	1,710
Total	$256,696	$56,072	$312,768

Bluerock Residential Growth REIT, Inc.
Debt Summary Information Continued
As of September 30, 2015
(Unaudited and dollars in thousands except for share and per share data)

	Amounts	% of Total	Weighted Average Rates	Weighted Average Maturities (years)
Continuing Operations
Secured Fixed Rate Debt:	$245,196	81.4%	4.46%	6.2
Secured Floating Rate Debt:	56,072	18.6%	2.16%	8.0
Total Secured Continuing Operations:	$301,268	100.0%	4.03%	6.6

Held for Sale
Secured Fixed Rate Debt:	$11,500	100.0%	5.65%	8.3
Secured Floating Rate Debt:	-	-	-	-
Total Secured Held for Sale:	$11,500	100.0%	5.65%	8.3

Total:	$312,768	100.0%	4.08%	6.6

Bluerock Residential Growth REIT, Inc.
2015 Fourth Quarter Outlook
(Unaudited and dollars in thousands except for per share data)

	2015 Fourth Quarter Outlook
	($ in thousands except per share amounts)
	Q4 - Projected	Q4 - Proforma (7)
Earnings
Adjusted Funds From Operations per share	$0.12 - $0.13	$0.26 - $0.28

Operations
Revenue (1)	$12,960 - $13,130	$17,480 - $17,670
Property Operating Margin	58.1% - 59.6%	57.8% - 59.0%
Interest expense	$3,540	$4,610
General and administrative expenses as percentage of revenue (2)	4.6% - 4.5%	3.4% - 3.3%
Management fees	$1,130	$1,130
Depreciation and amortization expense	$5,150	*
Depreciation and amortization recapture (3)	82.1%	*
Equity in operating earnings in unconsolidated subsidiaries (4)	$2,400	$4,300
Noncontrolling interest (5)	5.2% -1.9%	(2.3)% - 1.7%
Recurring capex (6)	$220 - $190	$290 - $270

* Amount is indeterminable.

(1) Revenue includes only property level revenues and excludes income from preferred investments, which flow through the "Equity in operating earnings of unconsolidated subsidiaries" line item.

(2) General and administrative expenses exclude non-cash expenses, such as non-cash equity compensation.

(3) Represents estimated recapture of the Company's pro-rata share of depreciation for AFFO purposes and excludes depreciation and amortization on forecasted acquisitions.

(4) Represents the Company's share of income from unconsolidated subsidiaries including preferred investment income.

(5) Represents estimated net income/loss (excluding non-cash equity compensation, gain on sale of real estate assets, acquisition costs and depreciation on forecasted acquisitions) attributable to non-controlling interest of OP unit holders and joint venture partner interests.

(6) Estimate of the Company's pro-rata share of recurring capital expenditures for AFFO purposes.

(7) Pro forma guidance assumes the following pipeline transactions had occurred on October 1, 2015: (i) investment of approximately $33 million to acquire a 95% interest in Sorrel Phillips Creek Ranch Apartments and The Sovereign Apartments in Texas which closed on October 29, 2015, (ii) investment of approximately $8 million to acquire a Class A asset the Company has under contract in North Carolina, (iii) investment of approximately $10 million in convertible preferred equity in a development asset the Company Sponsor has under a pre-development cost share agreement, which contractually entitles us to invest, in a target North Carolina market; (iv) investment of approximately $17 million in convertible preferred equity in a development asset the Company has under a pre-development cost share agreement, which contractually entitles us to invest, in a target North Carolina market; (v) investment of approximately $9 million in convertible preferred equity in a development asset our Company Sponsor has under a pre-development cost share agreement, which contractually entitles us to invest, in a target Texas market. Proforma guidance also assumes that $69.2 million of net proceeds from the October 2015 Preferred Stock Offering are invested 65% in stabilized properties at a nominal 5.75% cap rate with interest expense at a rate of 3.75%, and 35% invested in convertible preferred equity development assets. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at October 1, 2015, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above transactions will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact proforma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the proforma guidance, and actual quarterly results will differ significantly from the proforma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

Bluerock Residential Growth REIT, Inc.
Definitions of Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations (“FFO”), is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”), definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in ten additional properties subsequent to June 30, 2014 and sold four properties that were owned during the quarter ended September 30, 2014. The results presented in the table are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented.

Bluerock Residential Growth REIT, Inc.
Definitions of Non-GAAP Financial Measures
(Unaudited and dollars in thousands except for share and per share data)

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net (loss) income applicable to common shares to EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net (loss) income attributable to common stockholders	$(574)	$(2,147)	$2,157	$(7,730)
Net (loss) income attributable to noncontrolling interest	(28)	(498)	5,884	(1,470)
Interest expense	2,967	2,549	7,985	5,966
Depreciation and amortization	3,993	4,781	10,499	9,782
Non-cash equity compensation	1,543	326	3,875	676
Non-recurring equity in earnings of unconsolidated joint ventures	(289)	-	(289)	-
Acquisition costs	739	379	1,409	3,528
Loss on early extinguishment of debt	-	-	-	880
Gain on sale of joint venture interest	-	-	-	(1,006)
Gain on sale of unconsolidated joint venture interest	(11)	-	(11,303)	-

EBITDA	$8,340	$5,390	$20,216	$10,626